Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Preliminary Second-Quarter Financial Results in Advance of the Needham Growth Stock Conference

Revenues Decline Slightly on Foreign Exchange Impact;

Company Announces Cost-Reduction Initiatives

CHESTNUT RIDGE, NY, January 6, 2009 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, announced preliminary financial results for the second quarter of fiscal 2009. The Company also announced actions taken during the quarter to reduce its cost structure, as well as additional cost-savings initiatives planned for implementation in the fiscal third quarter.

For the second quarter of fiscal 2009, LeCroy expects to report revenues of approximately $39.1 million, slightly below the $40.6 million and $40.7 million reported for the second quarter of fiscal 2008 and sequential first quarter of fiscal 2009, respectively. The year-on-year and sequential decline is primarily attributable to adverse currency effects. Without the currency effects, LeCroy revenues would have increased approximately 2.4% compared to a year ago and 3.0% compared to the sequential first quarter. Non-GAAP operating margin for the second quarter of fiscal 2009 is expected to be approximately 7% to 8%.

“On a local currency basis, second quarter sales increased compared to a year ago with oscilloscopes posting a 6% year-on-year revenue gain in local currency,” said LeCroy President and Chief Executive Officer Tom Reslewic. “We attribute this improvement in a weakening demand environment to the exciting new products starting to flow through our pipeline. On January 5, we announced our new high-end WaveMaster® 8 Zi series of oscilloscopes, featuring the world’s fastest real-time oscilloscope with 30 GHz bandwidth.”

“Even with the excitement over our new products, we are concerned that the global demand environment will significantly worsen in the first half of CY2009 compared to what we have seen in our December quarter,” said Reslewic. “Therefore, we have taken a series of significant cost-reduction steps in response to the weakening global demand environment for test & measurement equipment. There are strong indications of considerable spending and staffing cutbacks in the months ahead by key verticals of our customer base. While our oscilloscope product line should benefit from our new product introductions, our market-share leading protocol group is more likely to be affected by an overall market slowdown.”

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LeCroy developed an extensive cost-reduction program during the second quarter consisting of reductions in programs, work force, compensation, and certain employee benefits. Execution of the plan started in the second quarter as the Company began to reduce staff, including several executive and senior management positions. In addition, certain product development programs were eliminated, resulting in the streamlining of related product lines. As a result, LeCroy expects to record a $1.5 million charge related to severance and a one-time $2.7 million non-cash charge related to the write-down of product inventory for the second quarter. The Company expects to record a charge related to severance in the third fiscal quarter.

During the third quarter, the Company also will reduce Board compensation and management and employee base salaries worldwide by 10% with more significant reductions in variable compensation. Additionally, LeCroy will suspend its 401(k) matching contribution program. Together, all of these actions are expected to result in annualized cash savings of approximately $8 million.

“LeCroy is determined to be well prepared for virtually any top-line scenario we might face and we are focused on generating cash under all circumstances,” added Reslewic. “We are disappointed to lose some valuable employees and we appreciate the sacrifices other employees and their families will make during this economic downturn. We will carefully monitor business conditions as we review our business plans and expectations for the coming quarters. We plan to revisit full-year fiscal 2009 guidance when we report our full second-quarter financial results later this month.”

The Company’s management will be presenting at the Eleventh Annual Needham & Company Growth Stock Conference at 11:00 a.m. (ET) tomorrow, January 7, 2009. To access a live webcast of the presentation, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section of the Company’s website: www.lecroy.com.

The preliminary financial information presented in this news release reflects the extent of LeCroy’s most current understanding of its financial results. Detailed GAAP to non-GAAP reconciliation will be provided in the Company’s second-quarter financial results press release scheduled for the week of January 26, 2009. This information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided in this news release has not yet been reviewed by LeCroy’s independent registered public accounting firm and is subject to that review and change before filing of the Company’s Form 10-Q.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at www.lecroy.com.

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Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define non-GAAP operating income as operating income reported under GAAP less primarily non-cash charges for share-based compensation costs, amortization or impairment of intangible assets acquired and business realignment charges and associated inventory write-downs. Non-GAAP operating margin is computed as non-GAAP operating income as a percentage of total revenues. Non-GAAP operating income and non-GAAP operating margin are not substitutes for comparable GAAP measures.

Safe Harbor

The preliminary financial information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review and change before filing on Form 10-Q. This release contains forward-looking statements, including those pertaining to expectations regarding LeCroy’s preliminary second-quarter fiscal 2009 financial results and full-year fiscal 2009 guidance. There can be no assurance that actual results will not materially differ from expectations.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, spending and staffing of the Company’s customer base, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; impairment of intangible assets; impairment of LeCroy’s goodwill due to the deterioration of the Company’s stock price; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings.

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